Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Announces Launch of Financing Transactions in Conjunction with the Spin-off of American Home Shield Business

MEMPHIS, TENN. — August 7, 2018 — ServiceMaster Global Holdings, Inc. (NYSE: SERV) (the “Company”), today announced the commencement of a private offering of $350 million aggregate principal amount of unsubordinated unsecured notes (the “Notes”) of its wholly owned subsidiary, frontdoor, inc. (“Frontdoor,” currently an indirect, wholly owned subsidiary of the Company, and the parent company of American Home Shield).  The Company also announced that syndication for a $650 million term loan facility of Frontdoor launched last week.

The Notes will be offered in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A and to certain persons outside the United States pursuant to Regulation S, each under the Securities Act.

The Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom, such an offer, solicitation or sale would be unlawful.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes American Home Shield (home service plans), AmeriSpec (home inspections), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial), ServiceMaster Restore (disaster restoration) and Terminix (termite and pest control). The company is headquartered in Memphis, Tenn.